                                                                    EXHIBIT 12.1

BJ Services Company
Computation of Ratio of Earnings to Fixed Charges
(In thousands, except ratios)


                                                    Nine Months Ended
                                                          June 30,                 Year Ended September 30,
                                                        1996     1995      1995     1994     1993     1992     1991
                                                     ----------------     -------------------------------------------
EARNINGS:
    Pretax earnings from continuing operations       $30,089  ($1,774)    $ 8,758  $12,908  $16,838  ($4,192) $31,133
    Minority interest                                   (328)    (101)         29     (132)    (684)    (569)  (1,541)
    Minority interest income in subsidiaries with
       fixed charges                                     292      674         595    1,373      858    1,122    1,486
    Minority interest - losses                          (649)  (1,023)     (1,344)  (1,921)    (644)    (711)    (148)
                                                     ----------------     -------------------------------------------
    Earnings (loss)                                   29,404   (2,224)      8,038   12,228   16,368   (4,350)  30,930
  Add:
    Interest on indebtedness                          16,749    9,502      15,164    7,383    5,414    2,977    3,135
    Portion of rents representative of the
       interest factor                                 4,989    4,148       5,530    5,141    3,637    2,488    2,697
                                                     ----------------     -------------------------------------------
    Earnings as adjusted                             $51,142  $11,426     $28,732  $24,752  $25,419  $ 1,115  $36,762
                                                     ================     ===========================================

FIXED CHARGES:
    Interest on indebtedness                         $16,749   $9,502     $15,164  $ 7,383  $ 5,414  $ 2,977  $ 3,135
    Capitalized interest                                 150      150         216      541      167      800      750
    Portion of rents representative of the
       interest factor                                 4,989    4,148       5,530    5,141    3,637    2,488    2,697
                                                     ----------------     -------------------------------------------
    Fixed charges                                    $21,888  $13,800     $20,910  $13,065  $ 9,218  $ 6,265  $ 6,582
                                                     ================     ===========================================


                                                     ----------------     -------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES (1)                  2.34      -(2)       1.37     1.89     2.76      -(2)    5.59
                                                     ================     ===========================================

(1) For purposes of calculating this ratio, earnings consist of earnings before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest expense, capitalized interest, and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of the lease rentals.)
(2) For the year ended September 30, 1992 and for the nine months ended June 30, 1995, earnings were inadequate to cover fixed charges by $5,150 and $2,374, respectively, because of the unusual charges recorded in those fiscal periods.